Exhibit 5.1

[Letterhead of Preston Gates & Ellis LLP]

December 22, 2005

Labor Ready, Inc.

1015 A Street

Tacoma, Washington  98402

RE:          REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have acted as counsel to Labor Ready, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of (a) 1,350,000 shares (the “1996 ESPP Shares”) of Common Stock, no par value, of the Company (“Common Stock”) which may be issued pursuant to the Labor Ready, Inc. 1996 Employee Stock Purchase Plan (as amended, the “1996 ESPP Plan”), (b) 3,150,000 shares (the “1996 Option Shares”) of Common Stock which may be issued pursuant to the Labor Ready, Inc. 1996 Employee Stock Option and Incentive Plan (as amended, the “1996 Option Plan”) and (c) 100,000 shares (collectively with the 1996 ESPP Shares and the 1996 Option Shares, the “Shares”) of Common Stock which may be issued pursuant to the Labor Ready, Inc. 401(k) Plan (the “401(k) Plan” and, collectively with the 1996 ESPP Plan and the 1996 Option Plan, the “Plans”), and an indeterminate amount of plan interests to be offered or sold pursuant to the 401(k) Plan.  In connection therewith, we have reviewed the Company’s Articles of Incorporation, bylaws, minutes of appropriate meetings, a copy of each Plan, and other matters we deem appropriate.

Based upon that review, it is our opinion that the Shares will be, when issued and sold pursuant to and in accordance with the terms of the applicable Plan, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Preston Gates & Ellis LLP